Exhibit 99.1

                                                                                      5885 Landerbrook Dr., Cleveland, OH 44124

440-753-1490 (T) — 440-753-1491 (F)

www.chart-ind.com

For Immediate Release

CHART INDUSTRIES FILES CHAPTER 11 PETITION

TO IMPLEMENT “PRE-PACKAGED” REORGANIZATION PLAN

Operations to Continue and Company Intends to Pay All Vendors In Full

CLEVELAND, OH – July 8, 2003 – Chart Industries, Inc. (OTCPK: CTIT) announced today that it and certain of its U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to implement a previously announced restructuring through a pre-packaged plan of reorganization that has received strong support from the Company’s senior lenders. None of the Company’s non-U.S. subsidiaries are included in the filing in the United States Bankruptcy Court for the District of Delaware.

On May 1, 2003, Chart announced that it had reached an agreement in principle with its lenders on a restructuring plan. Since that time, the Company and its senior lenders have negotiated and finalized the significant terms of the restructuring, including a pre-packaged Chapter 11 plan of reorganization filed in Bankruptcy Court today. Chart expects that the Bankruptcy Court will confirm the pre-packaged plan of reorganization within 45 days, and that the Company will emerge from bankruptcy as soon as practicable thereafter.

The Company intends to continue operating under Chapter 11 in the ordinary course of business. It intends to seek the necessary relief from the Bankruptcy Court to pay its employees, trade and certain other creditors in full and on time, regardless of whether such claims arise prior to or subsequent the Chapter 11 filing.

“This restructuring, once fully implemented, will allow Chart to take full advantage of the fundamental strength of our business operations,” said Arthur S. Holmes, Chart’s Chairman and Chief Executive Officer. “We will have a much improved balance sheet and a capital structure that is more appropriate for the current economic and market conditions. It is advantageous that we were able to achieve a consensual plan of reorganization that is supported by our senior lenders,” Holmes said.

Holmes added, “After careful consideration and discussions with our senior lender group, we decided that utilizing the Chapter 11 process to facilitate our restructuring was the best option for Chart and our key constituencies, including our creditors, employees, vendors, customers and shareholders. One of the main benefits of Chapter 11 is that it will allow us to maintain normal business operations while we seek confirmation of our pre-packaged plan and ultimately effectuate our restructuring.”

The Company expects to receive Bankruptcy Court approval within the next few days to, among other things, continue payment of pre-petition and post-petition wages and employee benefits. Likewise, the Company will seek authorization from the Bankruptcy Court to pay vendors for goods and services provided to the Company before the Chapter 11 filing, as long as those vendors continue to extend regular trade credit to the Company. Under the pre-packaged plan of reorganization filed by the Company, all vendors are to be paid in full.

“Our customers and suppliers should experience no change in the way we do business with them,” said Mr. Holmes. “We have taken every step to make sure that vendors get paid in full in the ordinary course of business and that our customers continue to receive the same high quality goods and services to which they are accustomed.”

Under the proposed plan of reorganization, the Company’s existing senior debt of approximately $262 million would be converted into a $120 million term loan and an initial 95% equity ownership position in the Company. Following the restructuring, it is expected that the Company’s existing shareholders will initially own 5% of the

Company, with an opportunity to acquire an additional 5% of equity through the exercise of stock warrants under certain conditions.

In conjunction with the pre-packaged Chapter 11 filing, the Company’s senior lenders have committed to provide $40 million in debtor-in-possession (DIP) financing to fund the Company’s operations during the Chapter 11 proceedings, including working capital and letter of credit requirements. Upon consummation of the plan of reorganization, the DIP financing facility will be converted into a $40 million exit financing facility. Upon approval by the Bankruptcy Court, the DIP financing facility, together with the Company’s available cash reserves and cash provided by operations, is expected to provide sufficient liquidity for the Company to pay for goods and services delivered after the filing date.

“We appreciate the ongoing loyalty and support of our employees,” Holmes said. “I thank them for their dedication and hard work, which is critical to our success. I also thank our customers and vendors for their support during this restructuring process. We are committed to making this restructuring successful and leading Chart towards a brighter future.”

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, Bankruptcy Court approval of the pre-packaged plan of reorganization and other relief requested by the Company, risks associated with operating a business under Chapter 11 protection, complying with the terms of the DIP financing facility, developments in disputes and litigation involving the Company, continued slowness in the Company’s major markets, the impact of competition, decreases in spending by industrial customers, the loss of a major customer or customers, Chart’s ability to attract and retain key personnel, the Company’s ability to satisfy the listing requirements of trading venues, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com. For more information on the Company’s pre-packaged Chapter 11 case, visit www.bmccorp.net/chart.

Contact:	Steven Goldberg
Sitrick And Company
212-573-6100

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